UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
January 29, 2008

THE CHILDREN’S PLACE RETAIL STORES, INC.
(Exact Name of Registrants as Specified in Their Charters)

Delaware
(State or Other Jurisdiction of Incorporation)

0-23071	31-1241495
(Commission File Number)	(IRS Employer Identification No.)

915 Secaucus Road, Secaucus, New Jersey	07094
(Address of Principal Executive Offices)	(Zip Code)

(201) 558-2400
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)

On December 20, 2007, The Children’s Place Retail Stores, Inc. (the “Company”) announced that its President, Neal Goldberg, had resigned from the Company effective December 19, 2007 (the “Separation Date”).

Pursuant to Mr. Goldberg’s Amended and Restated Employment Agreement dated May 12, 2006 (the “Employment Agreement”), prior to receiving any separation benefits under the Employment Agreement, Mr. Goldberg was required to execute an agreement and general release with the Company. On January 29, 2008, the Company and Mr. Goldberg entered into such an agreement and general release (the “Separation Agreement”).

Accordingly, Mr. Goldberg is now entitled to receive a payment equal to $715,000, less legally required payroll deductions, payable in 12 monthly installments. Mr. Goldberg also will receive all wages and payments for paid time off that he had accrued prior to the Separation Date. In addition, 45,837 stock options of the Company’s common stock scheduled to vest on January 31, 2008 vested instead as of the Separation Date. All other unvested stock options as of the Separation Date became null and void. Mr. Goldberg has 90 days from the Separation Date to exercise his vested but unexercised options, after which time all such unexercised stock options shall expire and also become null and void.

Pursuant to the Separation Agreement Mr. Goldberg agrees to release the Company from any claims or liabilities arising out of Mr. Goldberg's employment or resignation, and pursuant to the Employment Agreement, Mr. Goldberg continues to be subject to certain confidentiality, non-disparagement, non-solicitation, non-competition and non-interference covenants.

The foregoing summary of the Separation Agreement is qualified in its entirety by the full text of the Agreement and General Release, dated January 29, 2008, which is attached to this report as Exhibit 10.1 and incorporated herein by reference.

 Item 9.01 Financial Statement and Exhibits.

(d)	Exhibits.

	Exhibit 10.1	Agreement and General Release, dated January 29, 2008, between The Children’s Place Retail Stores, Inc. and Neal Goldberg.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 1, 2008

THE CHILDREN’S PLACE RETAIL STORES, INC.

	By:	/s/ Susan J. Riley
	Name:	Susan J. Riley
	Title:	Executive Vice President, Finance and Administration